PATENT LICENSE AGREEMENT

This Patent License Agreement (the “Agreement”) is entered into as of August 31, 2005 (the “Effective Date”) by and between Timeline, Inc., a Washington corporation (“Timeline”), WorkWise Software, Inc, a Washington corporation (“WorkWise”) (Timeline and WorkWise together “Licensor”), and Global Software, Inc, a North Carolina corporation (“Licensee”).

Recital

Licensor and Licensee are parties to a certain Asset Purchase Agreement dated July 20, 2005 (the “Asset Purchase Agreement”), under which the parties agreed, among other things, upon the Second Closing (as defined therein), to enter into this Patent License Agreement.

Agreement

The parties hereby agree as follows:

1. Definitions.

“Acquired Business” shall have the meaning set forth in the Asset Purchase Agreement.

“Confidential Information” shall mean all information or materials transferred by Licensor to Licensee pursuant to this Agreement which Licensor designates as confidential or which given the nature of the information or the circumstances surrounding disclosure ought to be deemed confidential. Notwithstanding the foregoing, Confidential Information shall not include any information that Licensee can show: (i) is at the time of disclosure or subsequently becomes publicly available without Licensee’s breach of any obligations owed the disclosing party; (ii) became known to Licensee prior to Licensor’s disclosure of such information to Licensee; (iii) became known to Licensee from a source other than Licensor other than by the breach of an obligation of confidentiality owed to Licensor; or (iv) is independently developed by the receiving party without reference to the Confidential Information.

“Licensed Patent(s)” shall mean the following patents:

Number	Title
United States Patent Nos.

6,631,382	Data retrieval method and apparatus with multiple source capability

6,625,617	Modularized data retrieval method and apparatus with multiple source capability

6,026,392	Data retrieval method and apparatus with multiple source capability

6,023,694	Data retrieval method and apparatus with multiple source capability

5,802,511	Data retrieval method and apparatus with multiple source capability

6,738,757	System for database monitoring and agent implementation

5,359,729	Method for searching for a given point in regions defined by attribute ranges, then sorted by lower and upper range values and dimensions

6738757	System for database monitoring and agent implementation.

Australian Patent Nos.

729,275	Data retrieval method and apparatus with multiple source capability

772-658	Data retrieval method and apparatus with multiple source capability

Israeli Patent No.

125,129	Data retrieval method and apparatus with multiple source capability

Singapore Patent Nos.

80171	Data retrieval method and apparatus with multiple source capability

53983	Data retrieval method and apparatus with multiple source capability

Mexican Patent Nos.

212,383	Data retrieval method and apparatus with multiple source capability

218,620	Data retrieval method and apparatus with multiple source capability

Canadian Patent No.

2,240,663	Data retrieval method and apparatus with multiple source capability

Chinese Patent No.

CN 1163821C	Data retrieval method and apparatus with multiple source capability

Hong Kong Patent No.

HK 1018328	Data retrieval method and apparatus with multiple source capability

“Patent Rights” means the Licensed Patents, as well as any continuations, divisionals, provisionals, continued prosecution applications, or reissues thereof, and any foreign counterpart of any of the foregoing.

“Software” shall mean the Timeline Analyst software product line (including Analyst Reporting, Analyst Budgeting and Analyst Consolidation products) and the WorkWise software product line (including WorkWise Business Alerts and WorkWise Data Agent Server products) together with any improvements and derivative products thereto and thereof.

2. Grant of License. Licensor hereby grants Licensee a non-exclusive, non-assignable (except as provided in Section 12 below), non-transferable (except as provided in Section 12 below), fully paid, perpetual, worldwide license under Licensor’s Patent Rights to make, have made, use, import, offer to sell, sell and otherwise transfer the Software. Licensor further grants Licensee the right to sublicense the rights granted herein, subject to the terms of this Agreement. No such sublicense shall be broader in any respect at any time during the life of this Agreement than the license held at that time by Licensee.

3. Reservations and Limitations. Licensee acknowledges and agrees that except for the licenses granted in Section 2 above, nothing in this Agreement will be deemed to grant, by implication, estoppel or otherwise, a license under any of Licensor’s existing or future intellectual property rights. Licensor reserves all rights not granted to Licensee in Section 2. Without limiting the foregoing, Licensee acknowledges and agrees that the licenses granted herein are non-exclusive and, without limiting the provisions of the Asset Purchase Agreement, Licensor retains the right to license the Licensed Patents to third parties in any territory and for any purpose. Licensee agrees that, as a condition to the licenses granted herein, it will not contest anywhere in the world Licensor’s ownership of the Licensed Patents, nor will Licensee challenge the validity of Licensor’s rights in the Licensed Patents.

4. Ownership of Modifications, Enhancements or Improvements of the Licensed Patent(s). It is anticipated that Licensee and/or Licensor may develop modifications, enhancements or improvements to the Licensed Patent(s). If, and to the extent that, Licensee and/or Licensor invents, develops or otherwise creates any enhancement, modification, derivation, or other improvement to the Licensed Patent(s), ownership of such enhancement, modification, derivation or improvement shall remain and/or vest automatically in the party that invents, develops or otherwise creates the enhancement, modification, derivation or other improvement, subject in each case to Licensor’s rights in the underlying technology and the Licensed Patent(s). Licensee agrees to indemnify, defend and hold Licensor harmless from any claims arising out of Licensee’s use or modification of the Licensed Patent(s) or its use or distribution of any modification, enhancements or improvements to the Licensed Patent(s).

5. Patent Marking. Licensee shall mark, and shall require any sublicensee to mark, any and all product(s) and packaging pertaining thereto made and sold by Licensee (and/or by its sublicensees) pursuant to the terms of this Agreement with an appropriate patent marking identifying the pendency of any U.S. patent application and/or any issued U.S. or foreign patent forming any part of the Software of which the Licensee is made aware.

6. Patent Maintenance. Licensor may, but shall not be required to, pursue the maintenance of the Licensed Patent(s) at Licensor’s expense. Licensor shall keep Licensee informed of the status of the Licensed Patent(s). Licensee shall cooperate with Licensor as may be necessary or desirable in the prosecution and enforcement of the Licensed Patent(s).

7. Term. This Agreement shall be in full force and effect as of the date first written above and shall remain in effect for so long as any of the Licensed Patent(s) remain in effect. Sections 3, 4, 7 and 11-19 shall survive termination or expiration of this Agreement.

8. Third-Party Infringement. If, at any time during the term of this Agreement, Licensee shall become aware of any infringement or threatened infringement of any Licensed Patent(s), Licensee shall forthwith give notice thereof to Licensor. Licensor shall have no obligation hereunder to institute any action or suit against third parties for infringement of any of its Licensed Patents or to defend any action or suit brought by a third party which challenges or concerns the validity of any of its Licensed Patents. Licensee shall have no right to institute any action or suit against third parties for infringement of any of the Licensed Patents

9.	Representations and Warranties. Licensor represents that:

(a) Licensor is the owner of all right, title and interest in and to the Licensed Patents and currently existing Patent Rights;

(b) To the Licensor’s knowledge, no additional patents or patent rights are necessary for the use of the Software (which term, for the purpose of this section, shall not include any future modifications or derivatives thereto or thereof); and

(c) Licensor is authorized and empowered to, and has the sole right to, grant licenses of the Licensed Patents and Patent Rights.

10. No Warranties. WITHOUT LIMITING THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THE ASSET PURCHASE AGREEMENT AND EXCEPT AS EXPRESSLY SET FORTH ABOVE, LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO VALIDITY OR ENFORCEABILITY OF THE PATENTS, OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT WILL LICENSOR BE LIABLE TO LICENSEE FOR ANY DAMAGES, INCLUDING INDIRECT OR CONSEQUENTIAL DAMAGES, OR LOSS OF PROFITS RESULTING FROM THE USE OF THE PATENT OR TECHNICAL INFORMATION LICENSED HEREUNDER, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11. Limitation of Liability. EXCEPT FOR LIABILITY ARISING OUT OF A BREACH OF SECTION 11, EACH PARTY AGREES THAT THE OTHER PARTY SHALL NOT BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL OR PUNITICE DAMAGES EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

12. Confidentiality. Except as expressly provided herein, Licensee will not use or disclose any Confidential Information without Licensor’s prior written consent, except to Licensee’s employees, agents, contractors or consultants having a need-to-know basis and who have signed confidentiality agreements or are otherwise bound by confidentiality obligations at least as restrictive as those contained herein.. Licensee agrees that it shall take all reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information in order to prevent it from falling into the public domain or the possession of persons other than those persons authorized under this Agreement to have any such information. Notwithstanding the foregoing, Licensee may disclose Confidential Information when required pursuant to the order of a court of competent jurisdiction or by rule or regulation of an administrative agency to which Licensee is subject, provided that Licensee will reasonably cooperate with Licensor, at Licensor’s expense, in seeking a protective order or in otherwise preventing or restricting such disclosure.

13. Prohibition on Assignment by Licensee. Licensee may not assign this Agreement, nor assign any rights or delegate any obligations under this Agreement, without the prior written consent of Licensor, except that Licensee may assign this Agreement without Licensor’s prior written consent: in connection with (i) a merger, consolidation, or similar transaction involving (directly or indirectly) Licensee, or (ii) a sale or other disposition of all or substantially all of the assets of Licensee or all or substantially all of the assets of Licensee relating to the Acquired Business. In addition, Licensee may sublicense, license or assign its rights hereunder to a wholly-owned subsidiary, provided that such wholly-owned subsidiary’s rights will be subject to the terms, conditions, limitations and restrictions provided herein. Any attempted or purported assignment or delegation by Licensee in violation of this Section 13 shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

14. Notices. All notices, authorizations, and requests in connection with this Agreement shall be deemed given (a) on the day they are hand-delivered, (b) three (3) days after the day they are deposited in the mail, postage prepaid, certified or registered, return receipt requested, or (c) one (1) day after the day they are sent by next-day air express courier (e.g., DHL, Federal Express or Airborne), charges prepaid, return receipt requested; and addressed to the signatories of this Agreement (or their successors pursuant to due notice) at the following addresses:

LICENSOR	LICENSEE

Mr. Robert Rohde Rohde & Van Kampen	Global Software, Inc. 3200 Atlantic Avenue Raleigh, N.C. 27604 Attn: Ron Kupferman Phone: (919) 872-7800 Fax: (919) 876-8205

15. Governing Law; Attorneys’ Fees. Except as specifically preempted by the federal laws of the United States of America, this Agreement shall be construed and interpreted under the laws of the State of Washington without giving effect to the principles of conflict of laws. The parties submit to the exclusive jurisdiction of and venue in the Superior Court of King County, Washington. Each party hereby waives all defenses of lack of personal jurisdiction and forum nonconveniens. If court proceedings are required to enforce any provision of this Agreement, the prevailing party shall be entitled to an award of reasonable costs and expenses of litigation and any appeal, including reasonable attorneys’ fees.

16. Entire Agreement; Modification; Waiver. This Agreement together with the Asset Purchase Agreement contains the entire agreement between the parties and supersedes and replaces all prior negotiations and agreements between the parties hereto respecting this subject matter. No modification or waiver of this Agreement or any of its provisions shall be binding upon the party against whom enforcement is sought, unless made in writing and signed by each party. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

17. Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

18. Force Majeure. A party will not be deemed to have materially breached this Agreement to the extent that performance of its obligations or attempts to cure any breach are delayed or prevent by reason of an act of God, fire, natural disaster, accident, act of government, shortage of equipment, materials or supplies beyond the reasonable control of such party, or any other cause beyond the reasonable control of that party provided that the party whose performance is delayed or prevented promptly notifies the other party of the nature and duration of the force majeure event.

19. Equitable Relief. The parties acknowledge and agree that it is impossible to measure in money the damages that will accrue to a party hereto by reason of the other party’s breach of Sections 12, and that such a breach will cause irreparable harm to the non-breaching party. In addition to any other right or remedy available at law or in equity, and notwithstanding the provisions of Section 15, the non-breaching party may apply to any court of competent jurisdiction for specific performance or injunctive relief to enforce or prevent any breach of Sections 11 without posting a bond or other security.

IN WITNESS WHEREOF, Licensor and Licensee have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Timeline, Inc.	Global Software, Inc.
/s/ Charles R. Osenbaugh	/s/ Ronald Kupferman

Chief Executive Officer	Chief Executive Officer

Date: August 31, 2005	Date: August 31, 2005

WorkWise, Inc.

/s/ Charles R. Osenbaugh

Chief Executive Officer

Date: August 31, 2005